Foundation Building Materials, Inc. Announces Second Quarter 2018 Results

2018 Second Quarter Highlights

•	Record net sales of $605.0 million, an increase of 14.3% compared to the prior year period

•	Base business net sales of $546.2 million, an increase of 9.5% compared to the prior year period

•	Net income of $5.4 million, an increase of $4.1 million compared to the prior year period; earnings per share of $0.13

•	Adjusted net income(1) of $7.6 million and adjusted earnings per share(1) of $0.18

•	Adjusted EBITDA(1) of $46.3 million, an increase of 14.8% compared to the prior year period; adjusted EBITDA margin(1) of 7.7%

•	Opened four greenfield branches

Tustin, CA, August 9, 2018 (Business Wire) - Foundation Building Materials, Inc. (the "Company") (NYSE: FBM), one of the largest specialty building product distributors of wallboard, suspended ceiling systems and mechanical insulation in North America, today reported second quarter 2018 financial results.
"We delivered strong second quarter results with double-digit top line and robust bottom line growth," said Ruben Mendoza, President and CEO. "Both our Specialty Building Products and Mechanical Insulation segments posted record results reflecting solid demand in our business." Mendoza continues, "As we enter the second half of 2018, our business remains strong, and we see solid activity in each of our end markets."

2018 Second Quarter Consolidated Results

Consolidated net sales for the three months ended June 30, 2018, were $605.0 million compared to $529.2 million for the three months ended June 30, 2017, representing an increase of $75.7 million, or 14.3%. Base business net sales increased $47.5 million, or 9.5%, to $546.2 million for the three months ended June 30, 2018, compared to the three months ended June 30, 2017. Net sales from acquired branches and existing branches that were strategically combined contributed $28.2 million to the increase in consolidated net sales.
Consolidated gross profit for the three months ended June 30, 2018, was $169.1 million compared to $149.5 million for the three months ended June 30, 2017, representing an increase of $19.6 million, or 13.1%. Consolidated gross margin for the three months ended June 30, 2018, was 28.0% compared to 28.3% for the three months ended June 30, 2017. The decrease in gross margin was primarily due to a change in product mix with a higher contribution from lower gross margin products such as suspended ceilings systems and mechanical insulation on a percentage of net sales basis.

Selling, general and administrative, or SG&A, expenses for the three months ended June 30, 2018, were $125.8 million compared to $113.6 million for the three months ended June 30, 2017, representing an increase of $12.2 million, or 10.7%. As a percentage of net sales, SG&A expenses were 20.8% for the three months ended June 30, 2018, compared to 21.5% for the three months ended June 30, 2017. Excluding non-recurring adjustments of $3.0 million and $3.6 million for the three months ended June 30, 2018 and 2017, respectively, SG&A expenses as a percentage of net sales for the three months ended June 30, 2018 was 20.3% compared to 20.8% for the three months ended June 30, 2017. The decrease in SG&A expenses as a percentage of net sales was due to our continued focus on operating efficiencies and cost reduction initiatives, as well as our increase in net sales.

Net income for the three months ended June 30, 2018, was $5.4 million, or $0.13 per share, an increase of $4.1 million compared to net income of $1.3 million, or $0.03 per share, for the three months ended June 30, 2017. Adjusted net income(1) for the three months ended June 30, 2018, was $7.6 million, or $0.18 per share, an increase of $3.6 million compared to an adjusted net income(1) of $4.0 million, or $0.09 per share, for the three months ended June 30, 2017.

(1) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted earnings per share are non-GAAP measures. See the supplementary schedules at the end of this press release for a discussion of how we define and calculate these measures, why we believe they are important and a reconciliation thereof to the most directly comparable GAAP measures. Adjusted EBITDA margin represents Adjusted EBITDA divided by net sales.

Adjusted EBITDA(1) was $46.3 million and Adjusted EBITDA margin(1) was 7.7% for the three months ended June 30, 2018.

2018 Second Quarter Segment Results

Specialty Building Products (“SBP”). SBP net sales for the three months ended June 30, 2018, were $522.2 million compared to $460.1 million for the three months ended June 30, 2017, representing an increase of $62.1 million, or 13.5%. Net sales from base business contributed $34.4 million of the net increase which was driven by strong commercial activity, price increases and product expansion into new geographic markets. Net sales from acquired branches and existing branches that were strategically combined with acquired branches contributed $27.7 million of the increase.

SBP gross profit for the three months ended June 30, 2018, was $146.3 million compared to $130.7 million for the three months ended June 30, 2017, representing an increase of $15.5 million, or 11.9%. SBP gross margin for the three months ended June 30, 2018, was 28.0% compared to 28.4% for the three months ended June 30, 2017. The decrease in gross margin was primarily due to a change in product mix with a higher contribution from lower gross margin products such as suspended ceiling systems and metal framing on a percentage of net sales basis.

Mechanical Insulation (“MI”). MI net sales for the three months ended June 30, 2018, were $82.8 million compared to $69.1 million for the three months ended June 30, 2017, representing an increase of $13.6 million, or 19.7%. Net sales from base business contributed $13.1 million of the increase, which was primarily due to higher net sales from our industrial end markets.

MI gross profit for the three months ended June 30, 2018, was $22.8 million compared to $18.8 million for the three months ended June 30, 2017, representing an increase of $4.0 million, or 21.4%. MI gross margin for the three months ended June 30, 2018, was 27.6% compared to 27.2% for the three months ended June 30, 2017. The increase in gross margin was primarily due to a change in product mix with an increased contribution from higher gross margin products on a percentage of net sales basis.

2018 Year-to-Date Consolidated Results

Consolidated net sales for the six months ended June 30, 2018, were $1,141.3 million compared to $1,008.7 million for the six months ended June 30, 2017, representing an increase of $132.6 million, or 13.1%. Base business net sales increased $70.0 million, or 7.3%, to $1,031.4 million, for the six months ended June 30, 2018, compared to the six months ended June 30, 2017. Net sales from acquired branches and existing branches that were strategically combined contributed $62.6 million to the increase in consolidated net sales.
Consolidated gross profit for the six months ended June 30, 2018, was $323.5 million compared to $289.4 million for the six months ended June 30, 2017, representing an increase of $34.1 million, or 11.8%. Consolidated gross margin for the six months ended June 30, 2018, was 28.3% compared to 28.7% for the six months ended June 30, 2017. The decrease in gross margin was primarily due to a change in product mix with a higher contribution from lower gross margin products such as suspended ceilings systems and mechanical insulation on a percentage of net sales basis.

SG&A expenses for the six months ended June 30, 2018, were $247.2 million compared to $226.7 million for the six months ended June 30, 2017, representing an increase of $20.5 million, or 9.1%. As a percentage of net sales, SG&A expenses were 21.7% for the six months ended June 30, 2018, compared to 22.5% for the six months ended June 30, 2017. Excluding non-recurring adjustments of $4.6 million and $9.3 million for the three months ended June 30, 2018 and 2017, respectively, SG&A expenses as a percentage of net sales for the six months ended June 30, 2018, was 21.3% compared to 21.6% for the six months ended June 30, 2017. The decrease in SG&A expenses as a percentage of net sales was due to our continued focus on operating efficiencies and cost reduction initiatives, as well as our increase in net sales.

Net income for the six months ended June 30, 2018, was $4.3 million, or $0.10 per share, a decrease of $0.8 million compared to net income of $5.2 million, or $0.13 per share, for the six months ended June 30, 2017. Adjusted net income(1) for the six months ended June 30, 2018, was $8.0 million, or $0.19 per share, an increase of $4.8 million compared to an adjusted net income of $3.1 million, or $0.08 per share, for the six months ended June 30, 2017.

Adjusted EBITDA(1) was $81.3 million and Adjusted EBITDA margin(1) was 7.1% for the six months ended June 30, 2018.

(1) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted earnings per share are non-GAAP measures. See the supplementary schedules at the end of this press release for a discussion of how we define and calculate these measures, why we believe they are important and a reconciliation thereof to the most directly comparable GAAP measures. Adjusted EBITDA margin represents Adjusted EBITDA divided by net sales.

2018 Year-to-Date Segment Results

Specialty Building Products. SBP net sales for the six months ended June 30, 2018, were $985.9 million compared to $878.5 million for the six months ended June 30, 2017, representing an increase of $107.3 million, or 12.2%. Net sales from acquired branches and existing branches that were strategically combined with acquired branches contributed $59.7 million of the increase. SBP base business net sales also increased by $47.6 million, which was driven by strong commercial activity, price increases and product expansion into new geographic markets.

SBP gross profit for the six months ended June 30, 2018, was $280.7 million compared to $253.2 million for the six months ended June 30, 2017, representing an increase of $27.5 million, or 10.9%. SBP gross profit increased as a result of higher sales volume and contributions from acquired and combined branches. SBP gross margin for the six months ended June 30, 2018, was 28.5% compared to 28.8% for the six months ended June 30, 2017. The decrease in gross margin was primarily due to a change in product mix with a higher contribution from lower gross margin products such as suspended ceiling systems and metal framing on a percentage of net sales basis.

Mechanical Insulation. MI net sales for the six months ended June 30, 2018, were $155.4 million compared to $130.1 million for the six months ended June 30, 2017, representing an increase of $25.3 million, or 19.4%. Net sales from base business contributed $22.4 million of the increase, which was primarily due to higher net sales from our industrial end markets. Net sales from acquired branches and existing branches that were strategically combined with acquired branches contributed $2.9 million of the increase.

MI gross profit for the six months ended June 30, 2018, was $42.8 million compared to $36.3 million for the six months ended June 30, 2017, representing an increase of $6.5 million, or 18.0%. MI gross profit increased due to higher net sales from our base business. MI gross margin for the six months ended June 30, 2018, was 27.6% compared to 27.9% for the six months ended June 30, 2017. This decrease was primarily due to a higher contribution from large industrial projects for the six months ended June 30, 2018, which generally have lower margins relative to the overall MI segment.

Acquisitions and Greenfield Branches

On August 1, 2018, the Company completed the acquisition of Ciesco, Inc. ("Ciesco"), adding six additional SBP branches to the Company's Northeastern and Mid-Atlantic markets. For the remainder of 2018, Ciesco is expected to contribute $24.0 million to $27.0 million to net sales. Through August 9, 2018, the Company has completed three acquisitions totaling 13 branches with combined annualized net sales in excess of $100.0 million. The Company will continue to supplement organic growth with strategic acquisitions.
As of June 30, 2018, the Company has opened five greenfield branches and expects to open one to two more branches by the end of 2018, for a total of six to seven branches. These greenfield branches are projected to yield high returns on invested capital within the first few years of startup. They also serve to further leverage our national scale, increase our market share, and support our organic growth.
Expected Debt Refinancing

On July 30, 2018, the Company submitted a conditional notice of redemption to the trustee and the holders of its senior secured notes, or Notes, seeking to redeem all of the outstanding Notes on August 15, 2018, conditioned on the prior completion of a new $450.0 million term loan (the "Term Loan") and ABL Credit Agreement (the "2018 ABL," and, together with the Term Loan, the "2018 Credit Agreements"). The Term Loan was priced on May 14, 2018, with a spread of LIBOR plus 325 basis points and will be issued at an original issue discount of 99.75. The 2018 ABL also includes an increase in commitments to $400.0 million from $300.0 million.

Due to the redemption of the Notes, the Company expects to expense approximately $35.8 million of non-cash amortization related to deferred financing costs and a $23.7 million prepayment premium during the three months ending September 30, 2018. Upon completion of the refinancing, the Company expects to realize annual cash interest savings of $12.0 million to $15.0 million. As the Company continues to optimize its capital structure and operating efficiencies, the Company expects its generation of cash flow to improve, which will allow the Company to further reduce its leverage over the next couple of years.

Second Quarter Earnings Release and Conference Call

In conjunction with this release, the Company will host a conference call today, Thursday, August 9, 2018, at 9:00 AM Eastern Time. Ruben Mendoza, President and Chief Executive Officer, John Gorey, Chief Financial Officer, and John Moten, Vice President Investor Relations, will host the call.

The call can be accessed three ways:

•	At the FBM website: www.fbmsales.com in the Investors section of the Company’s website;

•
By telephone: For both listen only participants and those who wish to take part in the question and answer portion of the call, the telephone dial-in number in the U.S. is (877) 407-9039. For participation outside the U.S., the dial-in number is (201) 689-8470; and

•
Audio Replay: A replay of the call will be available beginning at 12:00 PM Eastern Time on Thursday, August 9, 2018, and ending 11:59 PM Eastern Time August 16, 2018. Dial-in numbers for U.S. based participants are (844) 512-2921. Participants outside the U.S. should use the replay dial-in number of (412) 317-6671. All callers will be required to provide the Conference ID of 13681777.

About Foundation Building Materials

Foundation Building Materials, Inc. is a specialty building products distributor of wallboard, suspended ceiling systems, and mechanical insulation throughout North America. Based in Tustin, California, the Company employs more than 3,700 people and operates more than 220 branches across the U.S. and Canada.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. Investors are referred to our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:
John Moten
Foundation Building Materials, Inc.
657-900-3200
Investors@fbmsales.com

Media Relations:
Joele Frank, Wilkinson Brimmer Katcher
Jed Repko or Ed Trissel
212-355-4449

- Financial Tables Follow -

FOUNDATION BUILDING MATERIALS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales	$604,973	$529,230	$1,141,270	$1,008,687
Cost of goods sold	435,876	379,698	817,733	719,244
Gross profit	169,097	149,532	323,537	289,443
Operating expenses:
Selling, general and administrative	125,785	113,602	247,212	226,664
Depreciation and amortization	20,341	19,027	40,227	37,423
Total operating expenses	146,126	132,629	287,439	264,087
Income from operations	22,971	16,903	36,098	25,356
Interest expense	(15,345)	(14,876)	(30,477)	(30,125)
Other income, net	57	95	124	13,384
Income before income taxes	7,683	2,122	5,745	8,615
Income tax expense	2,283	862	1,398	3,426
Net income	$5,400	$1,260	$4,347	$5,189

Earnings per share data:
Basic	$0.13	$0.03	$0.10	$0.13
Diluted	$0.13	$0.03	$0.10	$0.13
Weighted average shares outstanding:
Basic	42,893,498	42,865,407	42,886,867	40,084,730
Diluted	42,910,017	42,879,319	42,903,788	40,084,940

FOUNDATION BUILDING MATERIALS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$7,083	$12,101
Accounts receivable—net of allowance for doubtful accounts of $4,092 and $4,651, respectively	343,382	280,023
Other receivables	49,286	59,462
Inventories	211,997	184,436
Prepaid expenses and other current assets	13,807	12,636
Total current assets	625,555	548,658
Property and equipment, net	156,000	151,408
Intangible assets, net	169,738	189,770
Goodwill	465,762	458,737
Other assets	5,790	5,604
Total assets	$1,422,845	$1,354,177
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$166,910	$156,345
Accrued payroll and employee benefits	24,717	21,158
Accrued taxes	11,627	7,790
Tax receivable agreement	15,892	15,892
Other current liabilities	40,021	41,093
Total current liabilities	259,167	242,278
Asset-based revolving credit facility	94,075	47,486
Long-term portion of notes payable, net	539,168	534,379
Tax receivable agreement	119,912	119,912
Deferred income taxes, net	18,198	17,819
Other liabilities	10,195	13,639
Total liabilities	1,040,715	975,513
Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value, authorized 10,000,000 shares; 0 shares issued	—	—
Common stock, $0.001 par value, authorized 190,000,000 shares; 42,893,982 and 42,865,407 shares issued, respectively	13	13
Additional paid-in capital	330,995	330,113
Retained earnings	50,711	46,184
Accumulated other comprehensive income	411	2,354
Total stockholders' equity	382,130	378,664
Total liabilities and stockholders' equity	$1,422,845	$1,354,177

FOUNDATION BUILDING MATERIALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$4,347	$5,189
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	16,329	14,723
Amortization of intangible assets	23,898	22,700
Amortization of debt issuance costs and debt discount	5,298	4,844
Inventory fair value purchase accounting adjustment	407	664
Provision for doubtful accounts	1,050	766
Stock-based compensation	927	1,765
Unrealized gain on derivative instruments, net	(135)	(13,155)
Loss on disposal of property and equipment	309	242
Deferred income taxes	(421)	3,356
Change in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(63,199)	(32,706)
Other receivables	9,918	10,638
Inventories	(25,680)	(2,807)
Prepaid expenses and other current assets	(1,155)	561
Other assets	382	393
Accounts payable	11,349	17,875
Accrued payroll and employee benefits	3,674	(4,433)
Accrued taxes	3,855	(1,474)
Other liabilities	(491)	(7,258)
Net cash (used in) provided by operating activities	(9,338)	21,883
Cash flows from investing activities:
Purchases of property and equipment	(20,463)	(17,525)
Payment of net working capital adjustments	(40)	(405)
Proceeds from net working capital adjustments	336	8,554
Proceeds from the disposal of fixed assets	577	429
Acquisitions, net of cash acquired	(21,220)	(52,951)
Net cash used in investing activities	(40,810)	(61,898)
Cash flows from financing activities:
Proceeds from asset-based revolving credit facility	266,198	280,995
Repayments of asset-based revolving credit facility	(219,350)	(415,497)
Tax withholding payment related to net settlement of equity awards	(45)	—
Principal repayment of capital lease obligations	(1,489)	(1,395)
Issuance of common stock	—	163,952
Capital contributions	—	2,997
Net cash provided by financing activities	45,314	31,052
Effect of exchange rate changes on cash	(184)	357
Net decrease in cash	(5,018)	(8,606)
Cash and cash equivalents at beginning of period	12,101	28,552

Cash and cash equivalents at end of period	$7,083	$19,946

Supplemental disclosures of cash flow information:
Cash paid during the period for income taxes	$1,423	$143
Cash paid during the period for interest	$25,226	$25,699
Supplemental disclosures of non-cash investing and financing activities:
Change in fair value of derivative, net of tax	$2,259	$1,400
Assets acquired under capital lease	$—	$658
Goodwill adjustment for purchase price allocation	$202	$1,724
Tax receivable agreement	$—	$203,837
Property and equipment included in accounts payable	$—	$198

FOUNDATION BUILDING MATERIALS, INC.
NET SALES BY SEGMENT AND PRODUCT LINE AND SEGMENT GROSS PROFIT AND GROSS MARGIN
(UNAUDITED)

	Three Months Ended June 30,				Change
(dollars in thousands)	2018		2017		$	%
SBP Segment
Wallboard(1)	$198,598	38.0%	$180,955	39.3%	$17,643	9.7%
Suspended ceiling systems	97,755	18.7%	83,271	18.1%	14,484	17.4%
Metal framing	91,476	17.5%	72,404	15.7%	19,072	26.3%
Complementary and other products	134,390	25.8%	123,456	26.9%	10,934	8.9%
Total SBP net sales	$522,219	100.0%	$460,086	100.0%	$62,133	13.5%

MI Segment
Total MI net sales(2)	$82,754	100.0%	$69,144	100.0%	$13,610	19.7%
Total net sales	$604,973		$529,230		$75,743	14.3%

Gross profit - SBP	$146,267		$130,729		$15,538	11.9%
Gross profit - MI	22,830		18,803		4,027	21.4%
Total gross profit	$169,097		$149,532		$19,565	13.1%

Gross margin - SBP	28.0%		28.4%		(0.4)%
Gross margin - MI	27.6%		27.2%		0.4%
Total gross margin	28.0%		28.3%		(0.3)%
(1) For the three months ended June 30, 2017, wallboard accessories have been reclassified from “Wallboard” to “Complementary and other products” to conform to the current year presentation.
(2) MI contains sales from Commercial and industrial insulation and Non-insulation products.

FOUNDATION BUILDING MATERIALS, INC.
NET SALES BY SEGMENT AND PRODUCT LINE AND SEGMENT GROSS PROFIT AND GROSS MARGIN
(UNAUDITED)

	Six Months Ended June 30,				Change
(dollars in thousands)	2018		2017		$	%
SBP Segment
Wallboard(1)	$379,251	38.5%	$349,195	39.7%	$30,056	8.6%
Suspended ceiling systems	183,933	18.7%	155,988	17.8%	27,945	17.9%
Metal framing	165,443	16.8%	141,065	16.1%	24,378	17.3%
Complementary and other products	257,252	26.0%	232,301	26.4%	24,951	10.7%
Total SBP net sales	$985,879	100.0%	$878,549	100.0%	$107,330	12.2%

MI Segment
Total MI net sales(2)	$155,391	100.0%	$130,138	100.0%	$25,253	19.4%
Total net sales	$1,141,270		$1,008,687		$132,583	13.1%

Gross profit - SBP	$280,704		$253,155		$27,549	10.9%
Gross profit - MI	42,833		36,288		6,545	18.0%
Total gross profit	$323,537		$289,443		$34,094	11.8%

Gross margin - SBP	28.5%		28.8%		(0.3)%
Gross margin - MI	27.6%		27.9%		(0.3)%
Total gross margin	28.3%		28.7%		(0.4)%
(1) For the six months ended June 30, 2017, wallboard accessories have been reclassified from “Wallboard” to “Complementary and other products” to conform to the current year presentation.
(2) MI contains sales from Commercial and industrial insulation and Non-insulation products.

FOUNDATION BUILDING MATERIALS, INC.
BASE BUSINESS AND ACQUIRED AND COMBINED NET SALES (UNAUDITED)

	Three Months Ended June 30,		Change
(dollars in thousands)	2018	2017	$	%
Base business(1)	$546,206	$498,704	$47,502	9.5%
Acquired and combined(2)	58,767	30,526	28,241	92.5%
Net sales	$604,973	$529,230	$75,743	14.3%
(1) Represents net sales from branches that were owned by us since January 1, 2017 and branches that were opened by us during such period.
(2) Represents branches acquired and existing branches combined with acquired branches after January 1, 2017.

	Six Months Ended June 30,		Change
(dollars in thousands)	2018	2017	$	%
Base business(1)	$1,031,447	$961,447	$70,000	7.3%
Acquired and combined(2)	109,823	47,240	62,583	132.5%
Net sales	$1,141,270	$1,008,687	$132,583	13.1%
(1) Represents net sales from branches that were owned by us since January 1, 2017 and branches that were opened by us during such period.
(2) Represents branches acquired and existing branches combined with acquired branches after January 1, 2017.

FOUNDATION BUILDING MATERIALS, INC.
BASE BUSINESS AND ACQUIRED AND COMBINED NET SALES BY SEGMENT AND PRODUCT
(UNAUDITED)

	Three Months Ended June 30, 2017	Base Business Net Sales Increase	Acquired and Combined Net Sales Increase	Three Months Ended June 30, 2018	Total Net Sales % Increase	Base Business Net Sales % Increase(1)	Acquired and Combined Net Sales % Increase(2)
(dollars in thousands)
Wallboard(3)	$180,955	$6,710	$10,933	$198,598	9.7%	4.0%	81.9%
Suspended ceiling systems	83,271	6,390	8,094	97,755	17.4%	8.1%	177.8%
Metal framing	72,404	16,035	3,037	91,476	26.3%	23.6%	67.3%
Complementary and other products	123,456	5,283	5,651	134,390	8.9%	4.5%	106.8%
SBP net sales	460,086	34,418	27,715	522,219	13.5%	8.0%	100.1%
MI net sales	69,144	13,084	526	82,754	19.7%	19.7%	18.6%
Total net sales	$529,230	$47,502	$28,241	$604,973	14.3%	9.5%	92.5%
Average daily sales	$8,269	$742	$442	$9,453	14.3%	9.5%	92.5%
(1) Represents base business net sales increase as a percentage of base business net sales for the three months ended June 30, 2017.
(2) Represents acquired and combined net sales increase as a percentage of acquired and combined net sales for the three months ended June 30, 2017.
(3) For the three months ended June 30, 2017, wallboard accessories have been reclassified from “Wallboard” to “Complementary and other products” to conform to the current year presentation.

	Six Months Ended June 30, 2017	Base Business Net Sales Increase	Acquired and Combined Net Sales Increase	Six Months Ended June 30, 2018	Total Net Sales % Increase	Base Business Net Sales % Increase(1)	Acquired and Combined Net Sales % Increase(2)
(dollars in thousands)
Wallboard(3)	$349,195	$5,069	$24,987	$379,251	8.6%	1.5%	123.3%
Suspended ceiling systems	155,988	13,108	14,837	183,933	17.9%	8.9%	181.6%
Metal framing	141,065	16,812	7,566	165,443	17.3%	12.5%	113.5%
Complementary and other products	232,301	12,656	12,295	257,252	10.7%	5.6%	151.7%
SBP net sales	878,549	47,645	59,685	985,879	12.2%	5.7%	138.2%
MI net sales	130,138	22,355	2,898	155,391	19.4%	17.7%	71.7%
Total net sales	$1,008,687	$70,000	$62,583	$1,141,270	13.1%	7.3%	132.5%
Average daily sales	$7,880	$547	$489	$8,916	13.1%	7.3%	132.5%
(1) Represents base business net sales increase as a percentage of base business net sales for the six months ended June 30, 2017.
(2) Represents acquired and combined net sales increase as a percentage of acquired and combined net sales for the six months ended June 30, 2017.
(3) For the six months ended June 30, 2017, wallboard accessories have been reclassified from “Wallboard” to “Complementary and other products” to conform to the current year presentation.

Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to results under GAAP, this press release contains certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted earnings per share ("EPS"), which are provided as supplemental measures of financial performance. These measures are not required by, or presented in accordance with, GAAP. We calculate EBITDA as net income before interest expense net, income tax expense, and depreciation and amortization. We calculate Adjusted EBITDA as EBITDA before unrealized (gains) losses on derivative financial instruments, IPO and public company readiness expenses, stock-based compensation, and other non-recurring adjustments such as non-cash purchase accounting effects, losses on the disposal of property and equipment, transaction costs and management fees. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We calculate Adjusted net income as net income before unrealized (gains) losses on derivative financial instruments, IPO and public company readiness expenses, stock-based compensation, and other non-recurring adjustments such as non-cash purchase accounting adjustments, losses on the disposal of property and equipment, transaction costs, and management fees. We calculate Adjusted EPS as Adjusted net income on a per weighted average share outstanding basis.

These non-GAAP financial measures are presented because they are important metrics used by management as a means by which it assesses financial performance. These measures may also be used by analysts, investors and other interested parties to evaluate companies in our industry. These measures, when used in conjunction with related GAAP financial measures, provide investors with an additional financial analytical framework that may be useful in assessing our financial condition and results of operations.

These non-GAAP financial measures have certain limitations. These measures should not be considered as alternatives to measures of financial performance derived in accordance with GAAP. In addition, these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Furthermore, these measures are not intended to be liquidity measures. Other companies, including other companies in our industry, may not use these measures or may calculate these measures differently than we do, limiting their usefulness as comparative measures.

The following is a reconciliation of EBITDA and Adjusted EBITDA to the nearest GAAP measure, net income (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
(in thousands)
Net income	$5,400	$1,260	$4,347	$5,189
Interest expense, net	15,327	14,876	30,438	30,090
Income tax expense	2,283	862	1,398	3,426
Depreciation and amortization	20,341	19,027	40,227	37,423
EBITDA	43,351	36,025	76,410	76,128

Unrealized (gains) losses on derivative financial instruments	(60)	63	(134)	(13,156)
IPO and public company readiness expenses	—	1,434	89	4,409
Stock-based compensation	667	212	938	1,765
Non-cash purchase accounting effects(a)	—	593	407	664
Loss on disposal of property and equipment	296	20	309	172
Transaction costs(b)	2,057	1,979	3,275	2,571
Management fees(c)	—	—	—	353
Adjusted EBITDA	$46,311	$40,326	$81,294	$72,906
Adjusted EBITDA margin(d)	7.7%	7.6%	7.1%	7.2%

(a)	Adjusts for the effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of acquisitions.

(b)
Represents one-time costs related to our acquisitions, including fees to financial advisors, accountants, attorneys, other professionals and certain internal corporate development costs. Certain amounts have been reclassified for the six months ended June 30, 2017 to conform our presentation of Adjusted EBITDA to the current year presentation.

(c)	Represents fees paid to our former private equity sponsor for services provided pursuant to past management agreements. These fees are no longer being incurred.

(d)	Adjusted EBITDA margin represents Adjusted EBITDA divided by net sales.

The following is a reconciliation of Adjusted net income to the nearest GAAP measure, net income (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
(in thousands, except share and per share data)
Net income	$5,400	$1,260	$4,347	$5,189
Unrealized (gains) losses on derivative financial instruments	(60)	63	(134)	(13,156)
IPO and public company readiness expenses	—	1,434	89	4,409
Stock-based compensation	667	212	938	1,765
Non-cash purchase accounting effects(a)	—	593	407	664
Loss on disposal of property and equipment	296	20	309	172
Transaction costs(b)	2,057	1,979	3,275	2,571
Management fees(c)	—	—	—	353
Tax effect of adjustments(d)	(757)	(1,570)	(1,249)	1,176
Adjusted net income	$7,603	$3,991	$7,982	$3,143

Earnings per share (as reported):
Basic	$0.13	$0.03	$0.10	$0.13
Diluted	$0.13	$0.03	$0.10	$0.13
Adjusted earnings per share:
Basic	$0.18	$0.09	$0.19	$0.08
Diluted	$0.18	$0.09	$0.19	$0.08

Weighted average shares outstanding:
Basic	42,893,498	42,865,407	42,886,867	40,084,730
Diluted	42,910,017	42,879,319	42,903,788	40,084,940

(a)	Adjusts for the effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of acquisitions.

(b)	Represents one-time costs related to our acquisitions, including fees to financial advisors, accountants, attorneys, other professionals and certain internal corporate development costs.

(c)	Represents fees paid to former private equity sponsors for services provided pursuant to past management agreements. These fees are no longer being incurred.

(d)
Represents the tax effect of the adjustments to reflect corporate income taxes. The statutory tax rate for the three and six months ended June 30, 2018, was 25.6%. The statutory tax rate for the three and six months ended June 30, 2017, was 36.5%.